Exhibit 99.1

FOR IMMEDIATE RELEASE/March 7, 2012

Anthony S. Marucci	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Brad Miles
Celldex Therapeutics, Inc.	Celldex Therapeutics, Inc.	BMC Communications
(781) 433-0771	(781) 433-0771	(917) 570-7340
	IR@celldextherapeutics.com	brad@bmccommunications.com

CELLDEX REPORTS FOURTH QUARTER AND FISCAL 2011 FINANCIAL RESULTS

- Management to Host Conference Call to Discuss Results and Provide 2012 Outlook
Today, Wednesday, March 7, at 8:30 a.m. Eastern Time -

NEEDHAM, MA (March 7, 2012):  Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the fourth quarter and the year ended December 31, 2011. Celldex reported a net loss of $12.7 million, or ($0.29) per basic and diluted share, for the fourth quarter of 2011 compared to net income of $22.7 million, or $0.71 basic earnings per share and $0.70 fully diluted earnings per share, for the fourth quarter of 2010. Net income for the fourth quarter of 2010 included one-time items totaling $30.5 million for rindopepimut (CDX-110) related revenue recorded as a result of the termination of the Pfizer license agreement and a charge to royalty expense related to costs originally capitalized in connection with the Pfizer license agreement. Celldex regained rights to rindopepimut during the fourth quarter of 2010. Excluding these one-time items, on a non-GAAP basis, Celldex would have reported a net loss of $7.8 million, or ($0.24) per basic share, for the fourth quarter of 2010. A reconciliation of GAAP to non-GAAP earnings (loss) per share is attached.

For the twelve months ended December 31, 2011, Celldex reported a net loss of $44.8 million, or ($1.13) per share, compared to a net loss of $2.5 million, or ($0.08) per share, for the twelve months ended December 31, 2010. Net loss for 2010 included the one-time items described above. Excluding these items, the non-GAAP net loss for 2010 was $33.0 million, or ($1.04) per share.

“Celldex begins 2012 well positioned with our rindopepimut trials actively enrolling patients in a pivotal Phase 3 global study in front line glioblastoma and a Phase 2 combination study with Avastin® in recurrent glioblastoma. Our Phase 2b study of CDX-011 in advanced breast cancer has fully recruited and we expect to unveil data in the second quarter,” said Anthony S. Marucci, President and Chief Executive Officer. “In addition, we recently initiated two Phase 1 studies, intend to initiate a third study in dense deposit disease later this year, and completed an underwritten public offering that raised net proceeds of $37.7 million to provide a financial runway into 2014. We expect each of these programs to achieve

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119 FOURTH AVENUE   NEEDHAM, MA  02494-2725 USA   781-433-0771   FAX  781-433-0262  www.celldextherapeutics.com

meaningful clinical milestones over the next 18-24 months and will continue to update shareholders on our progress and overall strategic initiatives.”

Fourth Quarter and Recent Highlights

•                  Presented final median overall survival (OS) data from the rindopepimut Phase 2 multi-center ACT III study in patients with newly diagnosed EGFRvIII-positive glioblastoma (GB) at the Society for Neuro-Oncology (SNO) Annual Meeting in November. The data showed a final median OS of 24.6 months from diagnosis, which is significantly better than 15.2 months for a historical cohort of patients selected to match ACT III eligibility criteria. The median OS data obtained from the 31 centers participating in the ACT III study are very consistent with two previous smaller studies with rindopepimut in GB (ACTIVATE and ACT II).

•                  Initiated patient screening of the ACT IV study, Celldex’s pivotal, randomized, double-blind, controlled Phase 3 trial of rindopepimut in patients with surgically resected EGFRvIII-positive GB. The primary endpoint of the study will be OS. The ACT IV study is expected to enroll up to 440 patients to recruit 374 patients with Gross Total Resection (GTR) for the primary OS analysis at over 150 clinical sites internationally. Secondary endpoints include: progression free survival (PFS); safety and tolerability of rindopepimut and GM-CSF in combination with temozolomide; neurologic status; and quality of life.

•                  Initiated patient screening of the ReACT study, a Phase 2 trial of rindopepimut in combination with Avastin® in patients with recurrent EGFRvIII-positive GB. This study will run in parallel with Celldex’s ACT IV study. The ReACT study is expected to enroll approximately 95 patients in a first or second relapse of GB following receipt of standard therapy and will evaluate objective response rates (ORR), PFS and OS endpoints in this patient population. The study will be conducted at approximately 20 sites across the United States.

•                  Completed accrual of the EMERGE study, a randomized, multi-center, controlled Phase 2b study evaluating CDX-011 (glembatumumab vedotin) in patients with heavily pre-treated metastatic or locally advanced breast cancers that express glycoprotein NMB (GPNMB), including a significant portion of enrolled patients expected to have triple-negative disease.

•                  Initiated a Phase 1 study of Celldex’s therapeutic human antibody candidate, CDX-1127, in patients with selected malignant solid tumors or hematologic cancers. CDX-1127 is a fully human monoclonal antibody that binds CD27, an important co-stimulatory molecule on T cells. CDX-1127, an agonist antibody designed to activate patients’ immune cells against their cancer, has shown potent efficacy in several preclinical models. In addition, CD27 is over-expressed in certain lymphomas and leukemias and can be directly targeted by CDX-1127.

•                  Initiated a Phase 1 dose-escalation and safety study of CDX-301, or MobistaTM, a hematopoietic growth factor, in healthy subjects. The study is being conducted in collaboration with Rockefeller

University. CDX-301 is soluble, recombinant human FMS-like tyrosine kinase 3 ligand (Flt3L) and previous experience has shown that it increases the numbers and activity of blood stem cells and immune cells. CDX-301 is a potent stem cell mobilizer and dendritic cell growth factor.

•                  Raised net proceeds of $8.5 million through the sale of 2.5 million shares of common stock during January 2012 through a controlled equity offering facility with Cantor Fitzgerald & Co.

•                  Conducted a successful Research and Development Day in New York City led by three key opinion leaders, which highlighted our oncology pipeline.  The webcast of our January R&D day presentation is available on our website at http://www.celldextherapeutics.com.

•                  Issued 10.5 million shares of our common stock in an underwritten public offering resulting in net proceeds of $37.7 million and granted the underwriters a 30-day option to purchase up to an aggregate of 1,575,000 additional shares of common stock to cover overallotments, if any.

Key 2012 Objectives

•                  Continue global recruitment in the ACT IV study of rindopepimut in front-line GB.

•                  Present topline results from the EMERGE randomized Phase 2b study of CDX-011 at the American Society of Clinical Oncology (ASCO) meeting in June 2012 and make preparations for next steps in this program.

•                  Complete enrollment of the ReACT study of rindopepimut in combination with Avastin in patients with recurrent EGFRvIII-positive glioblastoma.

•                  Complete enrollment of the Phase 1 dose-escalation study of CDX-1127 in patients with selected malignant solid tumors or hematologic cancers and determine next steps for this program.

•                  Complete enrollment of the Phase 1 clinical study of CDX-301 in healthy subjects and make preparations for next steps in this program.

•                  Initiate a Phase 2 pilot study of CDX-1135 (formerly TP10) in dense deposit disease (DDD), an orphan renal disease in children and young adults. The study will determine the appropriate dose and regimen for further clinical development of CDX-1135 based on safety, tolerability and biological activity.

Fourth Quarter and Year-to-Date Financial Highlights

The increase in net loss of $35.4 million between the fourth quarters of 2011 and 2010 is primarily due to one-time items of $35.6 million in product development and licensing revenues recorded as a result of the termination of the Pfizer license agreement and a $5.1 million charge to royalty expense related to costs originally capitalized in connection with the Pfizer license agreement recorded in the fourth quarter of 2010. The increase was also due to higher research and development (R&D) expense as a result of the initiation of the ACT IV and ReACT studies and lower investment and other income in 2011 versus 2010. R&D expense in the fourth quarter of 2011 increased by $3.1 million compared to 2010 due primarily to higher clinical trials costs in 2011. General and administrative (G&A) expense in the fourth quarter of 2011 decreased by $0.2 million from $2.6 million in 2010 due primarily to lower professional service-related costs in 2011. The decrease in cash, cash equivalents and marketable securities of $9.5 million from September 30, 2011 primarily reflects our fourth quarter operations-related cash burn of approximately $9.4 million.

The net loss of $44.8 million for 2011 represents an increased loss of $42.3 million, when compared to the net loss of $2.5 million for the same period in 2010, and is primarily due to the two one-time items discussed in the prior paragraph. R&D expense in 2011 increased by $4.8 million compared to 2010 and was primarily a result of increased clinical trials costs of $4.6 million in 2011. G&A expenses decreased by $1.2 million to $9.2 million in 2011 compared to $10.4 million in 2010, primarily due to decreased professional service-related fees in 2011.

As of December 31, 2011, Celldex had approximately 44.2 million shares outstanding.  As a result of our financing transactions in January and February 2012, we now have 57.2 million shares outstanding.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 8:30 a.m. ET on Wednesday, March 7, 2012, to discuss Celldex’s fourth quarter and twelve month 2011 financial results and to provide an update on anticipated research and development and business objectives for 2012. The conference call and presentation will be webcast live over the Internet and can be accessed by logging on to the Events Calendar under the “News & Events” section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 866-202-1971 (within the United States) or 617-213-8842 (outside the United States). The passcode for participants is 97699388.

A replay of the call will be available approximately two hours after the live call concludes through March 21, 2012. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 22360816. The webcast will also be archived on the Company’s website. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-011, CDX-1135, CDX-1401, CDX-1127, CDX-301, Belinostat and other products. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.

(In thousands, except per share amounts)

	Quarter Ended		Year Ended
CONSOLIDATED STATEMENTS	December 31,		December 31,
OF OPERATIONS DATA	2011	2010	2011	2010
	(Unaudited)
REVENUE
Product Development and Licensing Agreements	$45	$36,070	$110	$40,187
Contracts and Grants	30	—	36	220
Product Royalties	2,358	1,651	9,119	6,386

Total Revenue	2,433	37,721	9,265	46,793

OPERATING EXPENSE
Research and Development	9,824	6,741	32,439	27,650
Royalty	2,358	6,800	9,119	12,077
General and Administrative	2,343	2,581	9,243	10,428
Gain on Sale of Assets	—	—	(50)	(50)
Amortization of Acquired Intangible Assets	291	483	1,913	3,143

Total Operating Expense	14,816	16,605	52,664	53,248

Operating Income (Loss)	(12,383)	21,116	(43,399)	(6,455)

Investment and Other Income, Net	89	1,880	396	5,259
Interest Expense	(438)	(335)	(1,796)	(1,337)

Net Income (Loss)	$(12,732)	$22,661	$(44,799)	$(2,533)

Net Income (Loss) per Common Share - Basic	$(0.29)	$0.71	$(1.13)	$(0.08)

Net Income (Loss) per Common Share - Diluted	$(0.29)	$0.70	$(1.13)	$(0.08)

Weighted Average Common Shares Outstanding:
Basic	44,175	32,037	39,501	31,868
Diluted	44,175	32,191	39,501	31,868

CONDENSED CONSOLIDATED	December 31,	December 31,
BALANCE SHEETS	2011	2010

ASSETS
Cash, Cash Equivalents and Marketable Securities	$53,312	$61,098
Other Current Assets	1,372	1,849
Property and Equipment, net	9,093	10,832
Intangible and Other Assets, net	34,217	36,164
Total Assets	$97,994	$109,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$14,298	$20,208
Long-Term Liabilities	14,974	14,480
Stockholders’ Equity	68,722	75,255
Total Liabilities and Stockholders’ Equity	$97,994	$109,943

CELLDEX THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reconciliation of basic net income (loss) per share, in accordance with generally accepted accounting principles, with adjusted results:

Net income (loss) per basic share	$(0.29)	$0.71	$(1.13)	$(0.08)

Adjustment for the termination of the Pfizer license agreement	—	(35,594)	—	(35,594)
Net loss per basic share effect	—	(1.11)	—	(1.12)

Adjustment for costs capitalized in connection the Pfizer license agreement	—	5,089	—	5,089
Net income per basic share effect	—	0.16	—	0.16

Adjusted net loss per basic share	$(0.29)	$(0.24)	$(1.13)	$(1.04)

The adjusted net loss per basic share presented above is not in accordance with generally accepted accounting principles (GAAP).  The above reconciliation identifies one-time items that resulted from Pfizer’s termination of its rindopepimut license agreement with Celldex which management believes are not directly related to ongoing operations.  Management has excluded these items from its non-GAAP adjusted amounts, thereby providing investors with information that may help them to compare ongoing operating performance.